PROSPECTUS SUPPLEMENT
(To prospectus dated June 4, 1999)

                                   [CFC LOGO]

                                 $2,143,529,000

                            National Rural Utilities
                        Cooperative Finance Corporation

                          Medium-Term Notes, Series C
--------------------------------------------------------------------------------

National Rural Utilities Cooperative Finance Corporation may offer from time to time up to $2,143,529,000 of its Medium-Term Notes, Series C. Each note will mature on a date nine months or more from its date of original issuance. Unless specified otherwise in the applicable pricing supplement to this prospectus supplement, interest on fixed rate notes will be paid on each January 15 and July 15 and at maturity. Interest on floating rate notes will be paid on the dates specified in the applicable pricing supplement. Generally, there will not be a sinking fund. Notes may contain optional redemption provisions or may obligate us to repay at the option of the holder. The pricing supplement will describe the specific terms of each note.

                                                          PER NOTE                     TOTAL
                                                     ------------------   -------------------------------
Public Offering Price..............................            100.000%   $                 2,143,529,000
Agents' Discounts and Commissions..................    0.125% to 0.625%           2,679,411 to 13,397,056
Proceeds to National Rural Utilities                 99.875% to 99.375%   $2,140,849,589 to 2,130,131,944
  Cooperative Finance Corporation..................

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus supplement or attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are being offered on a continuing basis through Lehman Brothers Inc., Banc of America Securities LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., which are acting as agents. Each agent has agreed to use its reasonable best efforts to solicit offers to purchase the notes. The notes may be sold at or above par or at a discount to any agent, acting as principal, for a commission as set forth in the table above. We may also sell the notes directly to investors. No discount or commission will be paid to any agent for a direct sale of notes by us. The notes will not be listed on any securities exchange. You cannot be assured that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for the notes.
--------------------------------------------------------------------------------

LEHMAN BROTHERS
                BANC OF AMERICA SECURITIES LLC

                               GOLDMAN, SACHS & CO.

                                            MERRILL LYNCH & CO.

                                                      J.P. MORGAN & CO.

June 7, 1999

                               TABLE OF CONTENTS

                   PROSPECTUS SUPPLEMENT                      PAGE
                   ---------------------                      ----
About This Prospectus Supplement; Pricing Supplements.......  S- 2
Description of the Medium-Term Notes........................  S- 3
Plan of Distribution........................................  S-18

PROSPECTUS
------------------------------------------------------------

Where You Can Find More Information About National Rural
  Utilities Cooperative Finance Corporation.................     2
CFC.........................................................     3
Use of Proceeds.............................................     4
Description of Debt Securities..............................     4
Limitations on Issuance of Bearer Securities................    12
United States Taxation......................................    12
Plan of Distribution........................................    18
Legal Opinions..............................................    20
Experts.....................................................    20

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus or any attached pricing supplement. We have authorized no one to provide you with different information. You should not assume that the information contained in this prospectus supplement, the attached prospectus or any attached pricing supplement is accurate as of any date other than the date on the front cover of the document. We are not making an offer of these securities in any state where the offer is not permitted.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

     National Rural Utilities Cooperative Finance Corporation ("CFC") may use this prospectus supplement, together with the attached prospectus and an attached pricing supplement, to offer CFC's Medium-Term Notes, Series C, at various times. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $2,143,529,000 (or the equivalent in foreign or composite currencies).

     This prospectus supplement sets forth certain terms of the notes that CFC may offer. It supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

     Each time CFC issues notes CFC will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will apply and will supersede that information in this prospectus supplement.

     It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents CFC has referred you to in "Where You Can Find More Information About National Rural Utilities Cooperative Finance Corporation" on page 2 of the attached prospectus.

                      DESCRIPTION OF THE MEDIUM-TERM NOTES

     The Medium-Term Notes, Series C ("notes") are to be issued under an indenture dated as of December 15, 1987, as supplemented by a first supplemental indenture dated as of October 1, 1990 (the "indenture"), with Harris Trust and Savings Bank, as successor trustee (the "trustee"). National Rural Utilities Cooperative Finance Corporation ("CFC") has initially designated Bank of Montreal Trust Company as its paying agent and security registrar for the notes.

GENERAL

     The following summary of certain terms of the notes is not complete. You should refer to the indenture, a copy of which is incorporated as an exhibit to the registration statement. A number of terms used but not defined in this prospectus supplement have the same meanings as in the indenture.

     The notes will constitute a single series of securities under the indenture, unlimited in aggregate principal amount. See "Plan of Distribution". Unless otherwise indicated in the applicable supplement, currency amounts in this prospectus supplement, the accompanying prospectus and any pricing supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $").

     Each note will mature nine months or more from the date of issue, as selected by the initial purchaser and agreed to by CFC and as specified in the applicable supplement, and may be subject to redemption at the option of CFC or repurchased at the option of the holder prior to stated maturity as set forth below under "Redemption and Repayment".

     The notes will be issued in fully registered form. Notes will be denominated in U.S. dollars, in denominations of $1,000 and integral multiples of $1,000. Notes denominated in other currencies will be sold in denominations specified in the prospectus supplement.

     The supplement relating to a note will describe the following terms:

     - the foreign currency or currency unit (a "specified currency") of the note;

     - whether the note bears interest at a fixed rate or a floating rate note;

     - if other than 100%, the price (expressed as a percentage of the aggregate principal amount of the note) at which the note will be issued;

     - the date on which the note will be issued;

     - the date on which the note will mature;

     - if the note is a fixed rate note, the interest rate per annum at which the note will bear interest;

     - if the note is a floating rate note, the base rate, the Initial Interest Rate, the interest payment dates, the reset period, the index maturity, any maximum interest rate and minimum interest rate and any spread and/or spread multiplier and any other terms relating to the particular method of calculating the interest rate or rates for the note;

     - whether the note may be redeemed or repaid prior to maturity, and if so, the provisions relating to the redemption or repayment;

     - whether the note will be issued initially as a book-entry note or a certificated note; and

     - any other terms of the note not inconsistent with the provisions of the indenture.

     Each note will be issued initially as either a book-entry note or a certificated note. The depositary for the book-entry notes will initially be the Depository Trust Company in the City of New York (the "DTC"). See "Book-Entry Notes".

     An original issue discount note is a note issued at a price lower than the principal amount and provides that upon redemption or acceleration of the note an amount less than the principal amount shall become due and payable. In the event of redemption or acceleration of an original issue discount note, the amount payable to the holder of the note will be determined in accordance with the terms of the note. For information respecting "original issue discount" for United States federal income tax purposes, see "United States Taxation--U.S. Holders--Original Issue Discount" in the prospectus.

     Unless specified otherwise in the applicable supplement, the notes will be denominated in U.S. dollars and payments of principal, premium and any interest on the notes will be made in U.S. dollars. If any of the notes are denominated in a foreign currency (a currency other than U.S. dollars) or currency unit, or if the principal, premium and any interest on any of the notes is payable at the option of the holder or CFC in a currency, including a currency unit, other than that in which the note is denominated, the applicable supplement will provide additional information, including applicable exchange rate information, pertaining to the terms of those notes and other matters of interest to the holders.

     Payments on book-entry notes will be made through the paying agent to the DTC. See "Book-Entry Notes".

     Payments of principal, premium and any interest on certificated notes payable at maturity or upon redemption will be made in immediately available funds at the office of the paying agent in the Borough of Manhattan, the City of New York. Payments in immediately available funds will be made only if the certificated notes are presented to the paying agent in time for the paying agent to make payments in immediately available funds in accordance with its normal procedures. CFC has initially designated Bank of Montreal Trust Company, acting through its office in the Borough of Manhattan, the City of New York, as its paying agent for the notes. Interest on certificated notes (other than interest payable at maturity or upon redemption) will be paid by check mailed to the address of the person entitled to the interest. A holder of $10,000,000 or more in aggregate principal amount of certificated notes of like tenor and terms will be entitled to receive payment of interest by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the paying agent on or prior to the applicable regular record date for the payment of interest.

     Certificated notes may be presented for registration of transfer or exchange at the office of Bank of Montreal Trust Company in the Borough of Manhattan, the City of New York. Book-entry notes may be transferred or exchanged through a participating member of the DTC. See "Book-Entry Notes".

     The notes will be direct, unsecured obligations of CFC.

     For a description of the rights attaching to different series of securities under the indenture, see "Description of Securities" in the prospectus.

INTEREST AND INTEREST RATES

     Each note will bear interest from the date of issue or from the most recent interest payment date to which interest on that note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined by the interest rate formula, stated in the note and in the applicable supplement until the principal of the note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity or upon earlier redemption or repayment. See "Description of Securities--Payment and Paying Agents" in the prospectus. Interest will be payable to the registered holder at the close of business on the regular record date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. Unless specified otherwise in the applicable supplement, the first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered holder on that next succeeding regular record date.

     CFC may change interest rates, or interest rate formulas, from time to time, but no such change will affect any note already issued or for which CFC has accepted an offer to purchase. Interest rates on notes offered by CFC may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. Notes with similar variable terms but different interest rates may be offered concurrently at any time. CFC may also concurrently offer notes having different variable terms (as are described in this prospectus supplement or in any other prospectus supplement or applicable supplement).

Unless otherwise indicated in the applicable supplement, the interest payment dates and the regular record dates for fixed rate notes will be as described below under "Fixed Rate Notes". Unless otherwise specified in the applicable supplement, the interest payment dates for floating rate notes will be as described below under "Floating Rate Notes." Each regular record date for a floating rate note will be the fifteenth calendar day (whether or not a business day) next preceding each interest payment date. If an interest payment date for any floating rate note would otherwise fall on a day that is not a business day with respect to that note, such interest payment date will be postponed to the following day that is a business day with respect to the note. In the case of a LIBOR note, if the postponement date would fall in the next calendar month, such interest payment date will be the preceding day that is a business day with respect to the LIBOR note. If the maturity of a floating rate note falls on a day that is not a business day, the payment of principal, any premium and interest will be made on the next succeeding business day as if made on the date the payment was due, and no interest on the payment will accrue for the period from and after the maturity.

     Each note will bear interest at either

     - a fixed rate or rates or

     - a variable rate determined by reference to an interest rate formula, which may be based upon an index maturity.

     "Index maturity" means the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable supplement.

     A floating rate note may also have either or both of the following:

     - a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and

     - a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

FIXED RATE NOTES

     Each fixed rate note will bear interest from its date of issue at the annual rate stated in the applicable supplement. The interest payment dates for the fixed rate notes will be January 15 and July 15 of each year and the regular record dates will be January 1 and July 1 of each year. Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the prior interest payment date or from and including the date of issue, but excluding the related interest payment date or maturity. If any interest payment date or the maturity of a fixed rate note falls on a day that is not a business day, the related payment of principal, any premium or interest will be made on the next business day as if made on the date the payment was due, and no interest will accrue on the amount payable for the period from and after that interest payment date or maturity.

FLOATING RATE NOTES

     The interest rate on each floating rate note will equal the interest rate calculated by reference to the specified interest rate formula in the applicable supplement plus or minus any spread and/or multiplied by any spread multiplier. The "spread" is the number of basis points specified in the applicable supplement as applying to the interest rate for the note and the "spread multiplier" is the percentage specified in the applicable supplement as applying to the interest rate for the note.

     The applicable supplement relating to a floating rate note will designate one or more interest rate bases for the floating rate note. The basis or bases will be determined by reference to:

     - the commercial paper rate, in which case the note will be a commercial paper rate note,

     - the prime rate, in which case the note will be a prime rate note,

     - LIBOR, in which case the note will be a LIBOR note,

     - the treasury rate, in which case the note will be a treasury rate note,

     - the Federal Funds Effective Rate, in which case the note will be a fed funds note,

     - the CD rate, in which case the note will be a CD rate note, or

     - such other interest rate basis or formula as is set forth in such supplement.

     The applicable supplement for a floating rate note also will specify any spread and/or spread multiplier and any maximum or minimum interest rate limitation applicable to each note. In addition, the supplement may define or specify for each note the following terms, if applicable: calculation date, initial interest rate, interest payment dates, regular record dates, index maturity, interest determination dates and interest reset dates with respect to such note.

     The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually as specified in the applicable supplement. Unless otherwise specified in the applicable supplement, the interest reset date will be:

     - in the case of floating rate notes that reset daily, each business day;

     - in the case of floating rate notes (other than treasury rate notes) which reset weekly, the Wednesday of each week;

     - in the case of treasury rate notes which reset weekly, except as set forth below, the Tuesday of each week;

     - in the case of floating rate notes which reset monthly, the third Wednesday of each month;

     - in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

     - in the case of floating rate notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable supplement; and

     - in the case of floating rate notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable supplement.

However, (a) the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note will be the initial interest rate (as set forth in the applicable supplement) and (b) unless otherwise specified in an applicable supplement, the interest rate in effect for the ten calendar days immediately prior to maturity, if applicable, will be that in effect on the tenth calendar day preceding maturity. If any interest reset date for any floating rate note would otherwise be a day that is not a business day for that floating rate note, the interest reset date for that floating rate note will be postponed to the next day that is a business day for such floating rate note. In the case of a LIBOR note, if the postponement date is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day. "Business day" means

     - with respect to any note, any day that is not a Saturday or Sunday and that, in the City of New York, is not a day on which banking institutions generally are authorized or obligated by or pursuant to law, regulation or executive order to close, and

     - with respect to LIBOR notes only, any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The interest determination date pertaining to an interest reset date for a commercial paper rate note, a prime rate note, a Fed Funds note and a CD rate note will be the second business day prior to the interest reset date with respect to the applicable note. The interest determination date pertaining to an interest reset date for a LIBOR note will be the second London business day prior to that interest reset date. The interest determination date pertaining to an interest reset date for a treasury rate note will be the day of the week in which that interest reset date falls on which treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week. If that day is a legal holiday, the auction is usually held on the following Tuesday, but may be held on the preceding Friday. If the auction is so held on the preceding Friday, that Friday will be the treasury interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction date for treasury bills falls on any interest reset date for a treasury rate note, then the interest reset date will instead be the first business day immediately following that auction date.

     The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by applicable law. Under present New York law, subject to certain exceptions, the maximum rate of interest for any loan in an amount less than $250,000 is 16% per annum, and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. The limit may not apply to floating rate notes in which $2,500,000 or more has been invested.

     Unless otherwise indicated in the applicable supplement and except as provided below, interest will be payable:

     - in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year;

     - in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

     - in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable supplement; and

     - in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable supplement, and in each case, at maturity.

     Unless otherwise indicated in the applicable supplement, interest payments for floating rate notes will be the amount of interest accrued from and including the date of issue or the most recent date for which interest has been paid or provided to but excluding the interest payment date or maturity date. However, if the interest reset dates with respect to any floating rate note are daily or weekly, interest payable on any interest payment date, other than interest payable on any date on which principal on any such note is payable, will include interest accrued from but excluding the most recent regular record date for which interest has been paid or provided, or from and including the date of issue, to and including the next preceding regular record date. However, interest payments on floating rate notes made at maturity will include interest accrued to but excluding the date of maturity. Accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of a floating rate note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, Fed Funds notes or CD rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes.

     Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect. If it has been determined, the calculation agent will also provide the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to that floating rate note. Unless otherwise provided in the applicable supplement, Lehman Brothers Inc., will be the calculation agent with respect to the floating rate notes. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any interest determination date will be the earlier of
(i) the tenth calendar day after such interest determination date, or, if such day is not a business day, the next succeeding business day or (ii) the business day preceding the applicable interest payment date or maturity, as the case may be.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards

(e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from this calculation will be rounded to the nearest cent or, in the case of notes denominated other than in United States dollars, the nearest unit (with one-half cent or unit being rounded upward).

  Commercial Paper Rate

     Unless otherwise indicated in the applicable supplement, "commercial paper rate" means, for any commercial paper interest determination date, the money market yield of the rate on that date for commercial paper having the index maturity designated in the applicable supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication selected by the calculation agent of the Board of Governors of the Federal Reserve System ("H.15(519)") under the caption "Commercial Paper -- Nonfinancial". The following procedures will be followed if the commercial paper rate described above is not published by 9:00 a.m., New York City time, on the calculation date pertaining to that commercial paper interest determination date:

     - the commercial paper rate will be the money market yield of the rate on that commercial paper interest determination date for commercial paper having the index maturity designated in the applicable supplement as published in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial";

     - if that rate is not yet published by 3:00 p.m., New York City time, on the calculation date pertaining to the commercial paper interest determination date, then the commercial paper rate for the commercial paper interest determination date will be calculated by the calculation agent and will be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such commercial paper interest determination date of three leading dealers of commercial paper in New York City selected by the calculation agent for commercial paper having the index maturity designated in the applicable supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency;

     - if the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate will be the commercial paper rate in effect on that commercial paper interest determination date.

     "Money market yield" means a yield (expressed as a percentage rounded, if necessary, to the next higher one hundred thousandth of a percentage point) calculated in accordance with the following formula:

                          D X 360
 Money market yield =  --------------  X 100
                       360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  LIBOR

     Unless otherwise indicated in the applicable supplement, "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

     - On each LIBOR interest determination date, LIBOR will be, as specified in the applicable supplement, either:

        - the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity designated in the applicable supplement, commencing on the second London business day immediately following such LIBOR interest determination date, that appear on the Reuters Screen LIBO page as of 11:00 a.m., London time, on such LIBOR interest determination date, if at least two such offered rates appear on the Reuters Screen LIBO page ("LIBOR Reuters"), or

        - the rate for deposits in U.S. dollars having the index maturity designated in the applicable supplement, commencing on the second London Business Day immediately following such LIBOR interest determination date, that appears on Telerate page 3750 as of 11:00 a.m., London time, on such LIBOR interest determination date ("LIBOR Telerate"). "Reuters Screen LIBO page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks).

     "Telerate page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO page, or if no rate appears on Telerate page 3750, as applicable, LIBOR in respect of such LIBOR interest determination date will be determined as if the parties had specified the rate described below:

     - for a LIBOR interest determination date on which fewer than two offered rates appear on the Reuters Screen LIBO page, as specified above, or on which no rate appears on Telerate page 3750, as specified above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the index maturity designated in the applicable supplement are offered at approximately 11:00 a.m., London time, on that LIBOR interest determination date by four major banks in the London interbank market selected by the calculation agent to prime banks in the London interbank market, commencing on the second London business day immediately following such LIBOR interest determination date and in a principal amount equal to the amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The calculation agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for that LIBOR interest determination date will be the arithmetic mean of such quotations;

     - if fewer than two quotations are provided as mentioned above, LIBOR for that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that LIBOR interest determination date by three major banks in the City of New York selected by the calculation agent for loans in U.S. dollars to leading european banks having the index maturity designated in the pricing supplement, commencing on the second London business day immediately following that LIBOR interest determination date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in that market at that time; or

     - if the banks selected by the calculation agent are not quoting as mentioned above, LIBOR for that LIBOR interest determination date will be the interest rate otherwise in effect on that LIBOR interest determination date.

  Prime Rate

     Unless otherwise indicated in the applicable supplement, "prime rate" means, for any prime interest determination date, the rate set forth in H.15(519) for that date opposite the caption "bank prime loan," or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to the prime interest determination date, the prime rate will be calculated by the calculation agent and will be:

     - the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME I as that bank's prime rate or base lending rate as in effect for that prime interest determination date as quoted on the Reuters Screen USPRIME I on that prime interest determination date;

     - if fewer than four such rates appear on the Reuters Screen USPRIME I for the prime interest determination date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that prime interest determination date by at least two of the three major money center banks in the City of New York selected by the calculation agent from which quotations are requested;

     - if fewer than two quotations are quoted as mentioned above, the prime rate for that prime interest determination date shall be calculated by the calculation agent and shall be the arithmetic means of the prime rates quoted in the City of New York on that date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a federal or state authority, selected by the calculation agent to quote that rate or rates; or

     - if the prime rate is not published in H.15(519) and the banks or trust companies selected as described above are not quoting as mentioned above, the prime rate with respect to that prime interest determination date will be the interest rate otherwise in effect on that prime interest determination date.

     "Reuters Screen USPRIME I" means the display designated as page "USPRIME I" on the Reuters Monitor Money Rates Service (or other page as may replace page USPRIME I on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Treasury Rate

     Unless otherwise indicated in the applicable supplement, "treasury rate" means, for any Treasury interest determination date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the index maturity designated in the applicable supplement as published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Auction Average (Investment)". If not published by 9:00 a.m., New York City time, on the calculation date pertaining to that Treasury interest determination date, the Treasury rate will be:

     - the auction average rate expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis as otherwise announced by the United States Department of the Treasury;

     - if the results of the auction of Treasury bills having the index maturity designated in the applicable supplement are not published or announced as provided above by 3:00 p.m., New York City time, on the calculation date or if no auction is held in a particular week, then the Treasury rate will be calculated by the calculation agent and will be a yield to maturity, expressed as a bond equivalent determined as described above of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Treasury interest determination date, of three leading primary United States government securities dealers selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable supplement; or

     - if the dealers selected as described above by the calculation agent are not quoting as mentioned above, the Treasury rate with respect to the Treasury interest determination date will be the Treasury rate then in effect on that Treasury interest determination date.

  Fed Funds Rate

     Unless otherwise indicated in the applicable supplement, "Fed Funds rate" means, for any Fed Funds interest determination date, the rate on that date for Federal Funds as shall be published in H.15(519) under the heading "Federal Funds (Effective)". If not so published by 9:00 a.m., New York City time, on the calculation date pertaining to that Fed Funds interest determination date, the Fed Funds rate will be:

     - the rate on that Fed Funds interest determination date as published in
       H.15 Daily Update under the heading "Federal Funds (Effective)";

     - if the rate described above is not published by 3:00 p.m., New York City time, on that calculation date, then the Fed Funds rate on that Fed Funds interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates as of 9:00 a.m., New York City time, on that Fed Funds interest determination date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in the City of New York selected by the calculation agent; or

     - if the brokers selected as described above by the calculation agent are not quoting as mentioned above, the Fed Funds rate with respect to that Fed Funds interest determination date will be the Fed Funds rate in effect on that Fed Funds interest determination date.

  CD Rate

     Unless otherwise indicated in the applicable supplement, "CD rate" means, for any CD interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity designated in the applicable supplement as published in H.15(519) under the heading "CDs (Secondary Market)". If not so published by 9:00 a.m., New York City time, on the calculation date pertaining to that CD interest determination date, the CD rate will be:

     - the rate on that CD interest determination date for negotiable certificates of deposit of the index maturity designated in the applicable supplement as published in H.15 Daily Update under the heading "CDs (secondary Market)";

     - if that rate is not published by 3:00 p.m., New York City time, on the calculation date, then the CD rate on that CD interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in the City of New York selected by the calculation agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable supplement in a denomination of $5,000,000 or, if greater, an amount that is representative for a single transaction in the relevant market at the time; or

     - if the dealers selected as described above by the calculation agent are not quoting as mentioned above, the CD rate with respect to that CD interest determination date will be the CD rate in effect on that CD interest determination date.

       INDEXED NOTES

     Notes may be issued as indexed notes, the principal amounts payable at maturity and/or the interest rate to be paid thereon to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. The supplement relating to an indexed note will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity in respect of the indexed note will be determined, certain special tax consequences of the purchase, ownership or disposition of the indexed notes, certain risks associated with an investment in the indexed notes and other information relating to the indexed notes.

     Unless otherwise specified in the applicable supplement, the maximum principal amount payable at maturity in respect of any indexed note will be an amount equal to twice the face amount thereof and the minimum principal amount so payable will be zero.

     Unless otherwise specified in the applicable supplement, (i) for purposes of determining whether holders of the requisite principal amount of securities outstanding under the indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the U.S. dollar equivalent, determined on the original issue date of that indexed note, of that principal and (ii) if the payment of principal of and interest on any indexed note is accelerated in accordance with the provisions described under "Description of Securities--Events of Default, Notice and Waiver" in the prospectus, then CFC shall pay to the holder of that indexed note on the date of acceleration the principal amount determined by reference to the formula by which the principal amount of such indexed note would be determined on the stated maturity thereof, as if the date of acceleration were the stated maturity.

     An investment in indexed notes entails significant risks, including wide fluctuations in market value as well as in the amounts of payments due thereunder, that are not associated with a similar investment in a conventional debt security. Those risks depend on a number of factors including supply and demand for the particular commodity and economic and political events over which CFC has no control. Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price of rates of exchange that may occur during the term of any indexed notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes. Indexed notes are not an appropriate investment for investors who are unsophisticated with respect to securities, commodities and/or foreign currency transactions.

AMORTIZING NOTES

     CFC may from time to time offer amortizing notes. Unless otherwise specified in the applicable supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of amortizing notes will be provided in the applicable supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable supplement and set forth on such notes.

INTEREST RATE RESET

     If CFC has the option with respect to any note to reset the interest rate, in the case of a fixed rate note, or to reset the spread and/or spread multiplier, in the case of a floating rate note, the supplement relating to such note will indicate that option, and, if so,

     - the date or dates on which the interest rate or spread and/or spread multiplier may be reset (each an "optional reset date") and

     - any basis or formula for such resetting.

     CFC may exercise its option with respect to a note by notifying the paying agent of that exercise at least 45 but not more than 60 days prior to an optional reset date for that note. Not later than 40 days prior to that optional reset date, the paying agent will mail to the holder of the note a notice (the "reset notice"), first class, postage prepaid, setting forth

     - the election of CFC to reset the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note,

     - the new interest rate or new spread and/or spread multiplier and

     - any provisions for redemption during the period from the optional reset date to the next optional reset date or, if there is no next optional reset date, to the stated maturity of the note (each such period a "subsequent interest period"), including the date or dates on which or the period or periods during which and the price or prices at which the redemption may occur during the subsequent interest period.

     Not later than 20 days prior to an optional reset date for a note, CFC may, at its option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, in either case provided for in the reset notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the subsequent interest period commencing on the optional reset date by mailing or causing the paying agent to mail notice of the higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. Notice will be irrevocable. All notes with respect to which the interest rate or spread and/or spread multiplier is reset on an optional reset date will bear the higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note.

     If CFC elects to reset the interest rate or the spread and/or spread multiplier of a note, the holder of that note will have the option to elect repayment of the note by CFC on any optional reset date at a price equal to the principal amount thereof plus any accrued interest to the optional reset date. In order for a note to be so repaid on an optional reset date, the holder thereof must follow the procedures set forth below under "redemption and repayment" for optional repayment, except that:

     - the period for delivery of that note or notification to the paying agent will be a least 25 but not more than 35 days prior to the optional reset date and

     - a holder who has tendered a note for repayment pursuant to a reset notice may by written notice to the paying agent revoke its tender for repayment until the close of business on the tenth day prior to the optional reset date.

EXTENSION OF MATURITY

     If CFC has the option to extend the stated maturity of any note for one or more periods (each an "extension period") up to but not beyond the date (the "final maturity date") set forth in the supplement relating to that note, that supplement will indicate the option and any basis or formula for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, applicable to any such extension period.

     CFC may exercise its option with respect to a note by notifying the paying agent of its exercise at least 45 but not more than 60 days prior to the stated maturity of that note in effect prior to the exercise of such option. No later than 40 days prior to the original stated maturity, the paying agent will mail to the holder of that note a notice relating to the extension period, first class, postage prepaid, setting forth

     - the election of CFC to extend the stated maturity of the note,

     - the new stated maturity,

     - in the case of a fixed rate note, the interest rate applicable to the extension period or, in the case of a floating rate note, the spread and/or spread multiplier applicable to the extension period, and

     - any provisions for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which redemption may occur during the extension period.

     Upon the mailing by the paying agent of an extension notice to the holder of a note, the stated maturity of that note will be extended automatically as set forth in the extension notice, and, except as modified by the extension notice and as described in the next paragraph, the note will have the same terms as prior to the mailing of the extension notice.

     Not later than 20 days prior to the original stated maturity for a note, CFC may, at its option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the paying agent to mail notice of the higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of that note. Notice will be irrevocable. All notes with respect to which the stated maturity is extended will bear the higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period.

     If CFC elects to extend the stated maturity of a note, the holder of that note will have the option to elect repayment of that note by CFC at the original stated maturity at a price equal to the principal amount thereof plus any accrued interest to that date. In order for a note to be so repaid on the original stated maturity, the holder thereof must follow the procedures set forth below under "redemption and repayment" for optional repayment, except that:

     - the period for delivery of the note or notification to the paying agent will be at least 25 but not more than 35 days prior to the original stated maturity and

     - a holder who has tendered a note for repayment pursuant to an extension notice may by written notice to the paying agent revoke its tender for repayment until the close of business on the tenth day prior to the original stated maturity.

RENEWABLE NOTES

     CFC may from time to time offer notes which will mature on an interest payment date specified in the applicable pricing supplement occurring in or prior to the twelfth month following the original issue date of such notes unless the term of all or any portion of any note (a "renewable note") is renewed in accordance with the procedures described below.

     On the interest payment date occurring in the sixth month (unless a different interval (the "special election interval") is specified in the applicable supplement) prior to the initial maturity date of a renewable note (the "initial renewal date") and on the interest payment date occurring in each sixth month (or in the last month of each special election interval) after the initial renewal date (each, together with the initial renewal date, a "renewal date"), the term of the renewable note may be extended to the interest payment date occurring in the twelfth month (or, if a special election interval is specified in the applicable supplement, the last month in a period equal to twice the special election interval) after the renewal date, if the holder of such renewable note elects to extend the term of such renewable note or any portion thereof as described below. If a holder does not elect to extend the term of any portion of the principal amount of a renewable note during the specified period prior to any renewal date, that portion will become due and payable on the interest payment date occurring in the sixth month (or the last month in the special election interval) after the renewal date (the "new maturity date").

     A holder of a renewable note may elect to renew the term of the renewable note, or if so specified in the applicable supplement, any portion thereof, by delivering a notice to the trustee (or any duly appointed paying agent) at the corporate trust office not less than 15 nor more than 30 days prior to the renewal date (unless another period is specified in the applicable supplement as the "special election period"). Election will be irrevocable and will be binding upon each subsequent holder of such renewable note. An election to renew the term of a renewable note may be exercised with respect to less than the entire principal amount of the renewable note only if so specified in the applicable supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable supplement. Notwithstanding the foregoing, the term of the renewable notes may not be extended beyond the stated maturity specified for the renewable notes in the applicable supplement.

     If the holder does not elect to renew the term, the renewable note must be presented to the trustee (or any duly appointed paying agent) simultaneously with notice of election (or, in the event notice of election, together with a guarantee of delivery within five business days, is transmitted on behalf of a holder from a member of a national securities exchange, the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States, within five business days of the date of that notice). With respect to a renewable note that is a certificated note, as soon as practicable following receipt of the renewable note the trustee (or any duly appointed paying agent) will issue in exchange therefor in the name of that holder:

     - a note, in a principal amount equal to the principal amount of the exchanged renewable note for which the election to renew the term thereof was exercised, with terms identical to those specified on such renewable note (except for the original issue date and the initial interest rate and except that such note will have a fixed, nonrenewable stated maturity on the new maturity date) and

     - if such election is made with respect to less than the full principal amount of the holder's renewable note, a replacement renewable note, in a principal amount equal to the principal amount of the exchanged renewable note for which the election was made, with terms identical to the exchanged renewable notes.

COMBINATION OF PROVISIONS

     If so specified in the applicable supplement, any note may be subject to all of the provisions, or any combination of the provisions, described above under "Interest Rate Reset," "Extension of Maturity" and "Renewable Notes".

REDEMPTION AND REPAYMENT

     Unless one or more redemption dates are specified in the applicable supplement, the notes will not be redeemable prior to their stated maturity. If one or more redemption dates are specified with respect to any note, the applicable supplement will also specify one or more redemption prices expressed as a percentage of the principal amount of the note and the redemption period or periods during which the redemption prices shall apply. Unless otherwise specified in the applicable supplement, any such note will be redeemable at the option of CFC at the specified redemption price applicable to the redemption period during which that note is to be redeemed, together with interest accrued to the redemption date. Unless otherwise specified in the applicable supplement, the notes will not be subject to any sinking fund. CFC may redeem any of the notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice.

     Unless otherwise specified in the applicable supplement, notes cannot be repaid prior to stated maturity. If a note is repayable at the option of the holder on a date or dates specified prior to stated maturity, the applicable supplement will set forth the price or prices of such repayment, together with accrued interest to the date of repayment.

     In order for a note that is repayable at the option of the holder to be repaid, the paying agent must receive at least 30 days but not more than 60 days prior to the repayment date

     - appropriate wire instructions and

     - either

        - the note with the form entitled attached to the note duly completed or

        - a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the portion of the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" attached to the note duly completed will be received by the paying agent not later than five business days after the date of the telegram, telex, facsimile transmission or letter and the note and form duly completed must be received by the paying agent by that fifth business day.

     Exercise of the repayment option by the holder of a note will be irrevocable, except as otherwise described above under "Interest Rate Reset" and "Extension of Maturity." The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any note or, in the event that any note is to be repaid in part, the portion of the note to be repaid will be permitted after exercise of a repayment option. All questions as to the validity, eligibility, including time of receipt, and acceptance of any note for repayment will be determined by the trustee, whose determination will be final, binding and non-appealable.

     If a note is represented by a book-entry note, the DTC's nominee will be the holder of that note and will be the only entity that can exercise a right to repayment. In order to ensure that the DTC's nominee will timely exercise a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the DTC.

     Unless otherwise specified in the applicable supplement, if a note is an original issue discount note, the amount payable on that note in the event of redemption or repayment prior to its stated maturity will be the amortized face amount of that note, as specified in the applicable supplement, as of the redemption date or the date of repayment, as the case may be.

BOOK-ENTRY NOTES

     The DTC will act as securities depositary for book-entry notes. The book-entry notes will be issued as fully-registered securities registered in the name of Cede & Co., the Depositary's partnership nominee. One fully-registered global security will be issued for each issue of the notes, each in the aggregate principal amount of such issue, and will be deposited with the DTC. If, however, the aggregate principal amount of any issue exceeds $200 million, one global security will be issued with respect to each $200 million of principal amount and an additional global security will be issued with respect to any remaining principal amount of such issue.

     The DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The DTC holds securities that its participants deposit with the DTC. The DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the DTC and its participants are on file with the Securities and Exchange Commission.

     Purchases of book-entry notes under the DTC's system must be made by or through direct participants, which will receive a credit for the book-entry notes on the DTC's records. The ownership interest of each actual purchaser of each book-entry note ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry notes, except in the event that use of the book-entry system for one or more book-entry notes is discontinued.

     To facilitate subsequent transfers, all global securities deposited by participants with the DTC are registered in the name of the DTC's partnership nominee, Cede & Co. The deposit of global securities with the DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. The

DTC has no knowledge of the actual beneficial owners of the book-entry notes; the DTC's records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. If less than all of the book-entry notes are being redeemed, and unless otherwise notified by either CFC or the trustee, the DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     Neither the DTC nor Cede & Co. will consent or vote with respect to book-entry notes. Under its usual procedures, the DTC will mail an Omnibus Proxy to CFC as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the book-entry notes will be made to the DTC. The DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on the DTC's records unless the DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of the DTC, any agents, or CFC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the DTC is the responsibility of CFC or agents, disbursement of such payments to direct participants will be the responsibility of the DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

     A beneficial owner must give notice to elect to have its book-entry notes purchased or tendered, through its participant, to the paying agent, and must effect delivery of such book-entry notes by causing the direct participant to transfer the participant's interest in the book-entry notes, on the DTC's records, to the paying agent. The requirement for physical delivery of book-entry notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry notes are transferred by direct participants on the DTC's records.

     The DTC may discontinue providing its services as securities depositary with respect to the book-entry notes at any time by giving reasonable notice to CFC or the agents. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered in exchange for the book-entry notes represented by the global securities held by the DTC.

     DTC management is aware that some computer applications, systems, and the like for processing date ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information of the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the

Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     CFC may decide to discontinue use of system of book-entry transfers through the DTC (or a successor securities depositary). In that event, certificated notes will be printed and delivered in exchange for the book-entry notes represented by the global securities held by the DTC.

     The information in this section concerning the DTC and the DTC's book-entry system has been obtained from sources that CFC believes to be reliable, but CFC takes no responsibility for the accuracy thereof.

     Neither CFC, the trustee, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

REPURCHASE

     CFC may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by CFC may be held or resold or, at the discretion of CFC, surrendered to the trustee for cancellation.

OTHER PROVISIONS

     Any provisions with respect to the determination of an interest rate basis, the specifications of interest rate basis, calculation of the interest rate applicable to, or the principal payable at maturity on, any note, its interest payment dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face of the note, or in an annex relating thereto if specified on the face of the note, and in the applicable pricing supplement.

                              PLAN OF DISTRIBUTION

     Under the terms of an agency agreement dated June 8, 1999 the notes are offered on a continuing basis by CFC through the agents, which have agreed to use their reasonable best efforts to solicit purchases of the notes. CFC will pay each agent a commission of from .125% to .625% of the principal amount of each note, depending on its stated maturity, or such other fee as is mutually agreed upon by CFC and the agent. CFC will have the sole right to accept offers to purchase notes and may reject any offer, in whole or in part. Each agent will have the right, in its discretion reasonably exercised, without notice to CFC, to reject any offer to purchase notes received by it, in whole or in part. CFC also may sell notes to each agent, acting as principal, at or above par or at a discount to be agreed upon at the time of sale, for resale to one or more investors or to one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a note of identical maturity. CFC has reserved the right to sell notes directly on its own behalf.

     An agent may sell notes it has purchased from CFC as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with the purchase from CFC to those dealers. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), the concession and the discount may be changed.

     Unless otherwise indicated in the applicable supplement, payment of the purchase price of notes will be required to be made in funds immediately available in New York City.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. CFC has agreed to indemnify the agents against and contribute toward certain liabilities, including liabilities under such Act. CFC has agreed to reimburse the agents for certain expenses.

     CFC also may sell notes or other medium-term notes on its own behalf directly to its members. Any notes so sold by CFC to its members will reduce the remaining principal amount of notes which may be offered by this prospectus supplement and the prospectus.

     The agents and/or certain of their affiliates engage in transactions with and perform services for CFC and certain of its affiliates in the ordinary course of business.

     In connection with the offering made hereby, the agents may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the agents involve the sale by the agents of a greater aggregate principal amount of notes than they are required to purchase from CFC. The agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by the agents if such notes are repurchased by the agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                   PROSPECTUS



                                   #CFC LOGO#


                            National Rural Utilities
                        Cooperative Finance Corporation

                                 $2,143,929,000


                                Debt Securities


                            ------------------------

We plan to issue from time to time up to $2,143,929,000 of securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

This prospectus may not be used to consummate the sale of securities unless accompanied by a prospectus supplement.

                            ------------------------


                  THE DATE OF THIS PROSPECTUS IS JUNE 4, 1999

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

     National Rural Utilities Cooperative Finance Corporation ("CFC") files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document CFC files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CFC's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows the incorporation by reference of information filed in other documents into this prospectus, which means that CFC can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. CFC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

          (a) Annual Report on Form 10-K for the year ended May 31, 1998;

          (b) Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998, November 30, 1998 and February 28, 1999;

          (c) Current Reports on Form 8-K dated June 22, 1998, August 28, 1998, September 25, 1998, October 7, 1998, November 5, 1998, December 7, 1998, January 12, 1999 and March 22, 1999.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

         Steven L. Lilly
        Senior Vice President and Chief Financial Officer
        National Rural Utilities Cooperative Finance Corporation
        Woodland Park, 2201 Cooperative Way
        Herndon, VA 20171-3025
        (703) 709-6700

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                      CFC

     CFC was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. CFC's principal purpose is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members, and in addition has provided loans or guarantees through National Cooperative Services Corporation in connection with certain lease transactions of its members. Also, through Rural Telephone Finance Cooperative, a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. In addition, through Guaranty Funding Cooperative, a controlled affiliate of CFC established in 1991, CFC provides financing for members to refinance their debt to the Federal Financing Bank of the United States Treasury. CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, VA 20171-3025 and its telephone number is (703) 709-6700.

     CFC's 1,052 members as of May 31, 1998 included 903 rural utility system members, virtually all of which are consumer-owned cooperatives, 75 service organization members and 74 associate members. The rural utility system members included 835 distribution systems and 68 generation and transmission systems operating in 46 states and U.S. territories.

     CFC's long-term loans to rural utility system members generally have 35-year maturities. Loans are made directly to members or in conjunction with concurrent RUS loans. Loans made to members that do not also have RUS loans are generally secured by a mortgage or substantially all the rural utility system member's property (including revenues). Loans made to members that also have RUS loans are generally secured ratably with RUS's loans by a common mortgage on substantially all the rural utility system member's property (including revenues). Interest rates on these loans are either fixed or variable. Fixed rates are offered weekly based on the overall cost of long-term funds and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in the cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. These loans are made on either a secured or an unsecured basis. Rates on these loans may be adjusted semi-monthly in line with changes in the short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through Rural Telephone Finance Cooperative. These loans are long-term fixed or variable rate loans with maturities not exceeding 15 years and short-term loans.

     At February 28, 1999, CFC had a total of $13,325.9 million of loans outstanding and $1,728.1 million of guarantees outstanding.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally required to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage (often joint with RUS) on the system's property or, in the case of a lease transaction, on the leased property. Holders of $992.2 million of the guaranteed pollution control debt (at February 28, 1999) had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At February 28, 1999, the allowance was $264.0 million. At February 28, 1999, CFC's ten largest borrowers, which were primarily power supply members, had outstanding loans totaling $1,967.6 million, which represented approximately 14.7% of CFC's total loans outstanding. As of February 28, 1999, outstanding guarantees for these same ten largest borrowers totaled $707.9 million, which represented 41.0% of CFC's total guarantees outstanding, including guarantees of the maximum amounts of lease obligations at such date. On that date, no member had loans and guarantees outstanding in excess of 10% of the aggregate amount of CFC's outstanding loans and guarantees; however, one of the ten largest borrowers, Deseret Generation & Transmission Co-operative ("Deseret"), was operating under a restructuring agreement. At February 28, 1999, Deseret (excluding loans guaranteed by RUS) accounted for 4.4% of loans outstanding. Guarantees outstanding for Deseret accounted for 3.1% of total guarantees outstanding. Total loans and guarantees outstanding to and for Deseret accounted for 35.7% of total Members' Equity, Members' Subordinated Certificates and the allowance for loan losses.

     CFC's fixed charge coverage ratio was as follows for the periods indicated:

       NINE MONTHS ENDED
          FEBRUARY 28,                                 YEAR ENDED MAY 31,
--------------------------------    --------------------------------------------------------
        1999              1998        1998        1997        1996        1995        1994
        ----              ----        ----        ----        ----        ----        ----
        1.12              1.12        1.12        1.12        1.12        1.13        1.13

     Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement, CFC will add the net proceeds from the sale of the securities to the general funds, which will be used to make loans to members, repay short-term borrowings, refinance existing long-term debt and for other corporate purposes. CFC expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.


                         DESCRIPTION OF DEBT SECURITIES


     The following description summarizes the general terms and provisions that may apply to the securities. Each prospectus supplement will state the particular terms of the securities and the extent, if any, to which the general provisions may apply to the securities included in the supplement.

     The securities will be issued under an Indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 between CFC and Harris Trust and Savings Bank, as successor Trustee (as so supplemented, the "Indenture"). The Indenture does not limit the aggregate principal amount of securities which may be issued thereunder.

     The following summary of certain provisions of the Indenture is not complete. You should refer to the applicable provisions of the following documents for more detailed information:

     - the Indenture, which is incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement No. 33-34927, filed with the SEC on October 12, 1990, and

     - the First Supplemental Indenture, which is incorporated by reference to
       Exhibit 4.2 to Registration Statement No. 33-58445, filed with the SEC on April 5, 1995.

Some of the capitalized terms used in the following discussion are defined in the Indenture, and their definitions are incorporated by reference into this prospectus. Section references below are to the sections in the Indenture.

GENERAL

     The securities will be issued in fully registered form without coupons unless the applicable prospectus supplement provides for an issuance to be in a form registered as to principal only with or without coupons or in bearer form with or without coupons or any combination thereof. Securities may also be issued in temporary or definitive global bearer form. Unless specified otherwise in the applicable prospectus supplement securities denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000 for registered securities and in denominations of $5,000 or multiples of $5,000 for bearer securities.

     The securities will be direct, unsecured obligations of CFC.

     If any of the securities are offered for any foreign currency or currency unit or if principal of, any premium or any interest on any of the securities is payable in any foreign currency or currency unit, the applicable prospectus supplement will describe the restrictions, elections, tax consequences, specific terms and other information relative to those securities.

     CFC may issue securities in one or more series with the same or various maturities at or above par or with an original issue discount. Original issue discount securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) below their stated principal amount. See "United States Taxation--U.S. Holders--Original Issue Discount" for a discussion of certain Federal income tax considerations with respect to any original issue discount securities.

     The prospectus supplement relating to the particular series of securities being offered will specify the amounts, prices and terms of those securities. These terms may include:

     - the title and the limit on the aggregate principal amount of securities;

     - the percentage of their principal amount at which the securities will be sold;

     - the date or dates on which the securities will mature;

     - the annual rate or rates (which may be fixed or variable) or the method of determining any rate or rates at which the securities will bear interest;

     - the date or dates from which such interest shall accrue and the date or dates at which interest will be payable;

     - the place where payments may be made on the securities;

     - any redemption or sinking fund terms;

     - the principal amount of original issue discount securities payable upon acceleration;

     - the means of satisfaction and discharge of the Indenture with respect to the securities;

     - any changes to the events of default or covenants described in this prospectus;

     - the currency, currencies or currency unit or units for which the securities may be purchased and the currency, currencies or currency unit or units in which the payment of principal of (and premium) and interest on such securities will be made;

     - either CFC or the holders of securities may elect payment in a currency, currencies or currency unit or units other than that in which the securities are stated to be payable, then the period or periods within which, and the terms upon which, the election may be made and, if the amount of those payments may be determined with reference to an index based on a currency, currencies or currency unit or units, other than that in which the securities are stated to be payable, then the manner in which such amounts shall be determined;

     - whether the securities will be issued as registered securities, in a form registered as to principal only with or without coupons, or as bearer securities including temporary and definitive global form, or any combination thereof and applicable exchange provisions;

     - whether CFC will pay additional amounts to any holder of securities who is not a United States person (as defined under "United States Taxation") in respect of any tax, assessment or governmental charge required to be withheld or deducted and whether CFC will have the option to redeem the applicable securities rather than pay additional amounts;

     - whether the covenants described below under "Restriction on Indebtedness" will apply to the securities; and

     - any other terms of the securities not inconsistent with the Indenture. (Section 301)

EXCHANGE, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request and subject to the terms of the Indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest must be surrendered without the coupon relating to the interest payment date. Interest will not be payable in respect of the registered security issued in exchange for that bearer security. The interest will be payable only to the holder of that coupon when due in accordance with the terms of the Indenture. Bearer securities will not be issued in exchange for registered securities. No service charge will be made for any registration of transfer or exchange of the securities, but CFC may require payment of a sum sufficient to cover any applicable tax. (Section 305)

     You may present securities for exchange as provided above. In addition, you may present registered securities for registration of transfer together with the duly executed form of transfer at the office of the security registrar or at the office of any transfer agent designated by CFC for that purpose with respect to any series of securities and referred to in an applicable prospectus supplement. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. CFC has appointed Bank of Montreal Trust Company as security registrar. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by CFC with respect to any series of securities, CFC may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. However, if securities of a series are issuable solely as registered securities, CFC will be required to maintain a transfer agent in each place of payment for such series and, if securities of a series are issuable as bearer securities, CFC will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series. CFC may at any time designate additional transfer agents with respect to any series of securities. (Section 1002)

     In the event of any redemption in part, CFC will not be required to:

     - issue, register the transfer of or exchange securities of any series during a period beginning at the opening of business 15 days before any selection of securities of that series to be redeemed and ending at the close of business on:

        - if securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption;

        - if securities of the series are issuable only as bearer securities, the day of the first publication of the relevant notice of redemption; or

        - if securities of the series are also issuable as registered securities and bearer securities and there is no publication of the relevant notice of redemption, the day of mailing of the relevant notice of redemption;

        - register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

        - exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption. (Section
          305)

PAYMENT AND PAYING AGENTS

     Unless otherwise specified in an applicable prospectus supplement, payment of principal of, any premium and any interest on registered securities will be made at the office of the paying agent or paying agents that CFC may designate at various times. However, CFC may also make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. (Section 301) Unless otherwise specified in an applicable prospectus supplement, CFC will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest. (Section 307)

     Unless otherwise specified in an applicable prospectus supplement, the office of Bank of Montreal Trust Company in the Borough of Manhattan, The City of New York will be designated as sole paying agent for payments with respect to securities that are issuable solely as registered securities and as CFC's paying agent in the Borough of Manhattan, The City of New York, for payments with respect to securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by CFC for the securities will be named in an applicable prospectus supplement. CFC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, unless otherwise specified in an applicable prospectus supplement, if securities of a series are issuable solely as registered securities, CFC will be required to maintain a paying agent in each place of payment for such series. If securities of a series are issuable as bearer securities, CFC will be required to maintain (i) a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in certain circumstances and (ii) a paying agent in a place of payment located outside the United States where bearer securities of such series and any coupons may be presented and surrendered for payment. (Section 1002)

     All moneys paid by CFC to a paying agent for the payment of principal, premium, or interest on any security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to CFC. After that time, the holder of the security or coupon will, as an unsecured general creditor, look only to CFC for payment out of those repaid amounts. (Section
1003)

RESTRICTION ON INDEBTEDNESS

     CFC may not incur any superior indebtedness or make any optional prepayment on any capital term certificate if, as a result, the principal amount of superior indebtedness outstanding, less the principal amount of government or government insured obligations held by CFC, on any future date would exceed 20 times the sum of the members' equity in CFC at the time of determination plus the principal amount of capital term certificates outstanding at the time of determination or at the given future date. The principal amounts of superior indebtedness and capital term certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 1007) "Superior indebtedness" means all indebtedness of CFC (including all guarantees by CFC of indebtedness of others) except capital term certificates. A "capital term certificate" is defined as a note of CFC substantially in the form of the capital term certificates of CFC outstanding on the date of the Indenture and any other indebtedness having substantially similar provisions as to subordination. As of February 28, 1999, CFC had $13,164.4 million outstanding of superior indebtedness. Within the restrictions of the Indenture, CFC was permitted to have outstanding an additional $25,311.6 million of superior indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     CFC may not consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any person unless:

     - the successor is a corporation organized under the laws of any domestic jurisdiction;

     - the successor corporation assumes CFC's obligations under the Indenture and the securities issued under the Indenture;

     - immediately after giving effect to the transaction, no event of default and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and

     - certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURE

     Any actions that CFC or the Trustee may take toward adding to CFC's covenants, adding additional events of default, establishing the form or terms of securities of any series, changing or eliminating any restriction on the manner or place of payment of principal of or interest on bearer securities will not require the approval of any holder of debt securities. In addition, CFC or the Trustee may cure ambiguities or inconsistencies in the Indenture or make other provisions as long as no holders' interests are materially and adversely affected. (Section 901)

     Under the Indenture, CFC's rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding securities of all affected series. None of the following modifications, however, is effective against any holders without the consent of the holders of all the affected outstanding securities:

     - changing the maturity, installment or interest rate of any of the securities;

     - reducing the principal amount, any premium or the interest rate of any of the securities;

     - reducing the amount of the principal of original issue discount securities payable on any acceleration of maturity;

     - changing the currency, currencies or currency unit or units in which any principal, premium or interest of any of the securities is payable;

     - changing any of CFC's obligations to maintain an office or agency in the places and for the purposes required by the Indenture;

     - impairing any right to take legal action for an overdue payment;

     - reducing the percentage required for modifications to or waivers of compliance with the Indenture; or

     - with certain exceptions, modifying the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions. (Section 902)

WAIVER OF CERTAIN COVENANTS

     Under the Indenture CFC will not be required to comply with certain restrictive covenants (including that described above under "Restriction on Indebtedness") if the holders of at least a majority in principal amount of all series of outstanding securities affected waive compliance with the restrictive covenants. (Section 1009)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     An event of default in respect of any series of securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in the Indenture to be:

     - failure to pay interest on any security for 30 days after the security becomes due;

     - failure to pay the principal of or any premium on any of the securities when due;

     - failure to deposit any sinking fund payment when the payment becomes due;

     - failure to perform or breach of the covenant described above under "Restrictions on Indebtedness" that continues for 60 days after the default becomes known to an officer of CFC;

     - failure to perform or breach of any other covenants or warranties in the Indenture that continues for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the outstanding securities of the series;

     - certain events of bankruptcy, insolvency or reorganization of CFC; and

     - such other events as may be specified for each series. (Section 501)

     The Indenture provides that if an event of default has happened and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding securities of such series may declare the principal (or, if the securities are original issue discount securities, such portion of the principal amount as may be specified by the terms of such securities) of all of the outstanding securities of that series to be immediately due and payable. (Section 502)

     The Indenture provides that the holders of at least a majority in principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the securities of that series. The Trustee may act in any way that is consistent with these directions and may decline to act if any such direction is contrary to law or to the Indenture or would involve the Trustee in personal liability. (Section 507)

     The Indenture provides that the holders of at least a majority in principal amount of the outstanding securities of any series may on behalf of the holders of all of the outstanding securities of the series waive any past default with respect to such series and its consequences, except a default:

     - in the payment of the principal of or any premium or any interest on any of the securities of the series or;

     - in respect of a covenant or provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the holders of all of the outstanding securities of the series affected. (Section 508)

     The Indenture contains provisions entitling the Trustee, subject to the duty during an event of default in respect of any series of securities to act with the required standard of care, to be indemnified by the holders of the securities of the relevant series before proceeding to exercise any right or power at the request of those holders. (Sections 601 and 603)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Securities, give to the holders of the securities of that series notice of all uncured and unwaived defaults known to it. However, except in the case of a default in the payment of the principal of or any premium or any interest on, or any sinking fund or purchase fund installment with respect to, any of the securities of that series, the Trustee will be protected in withholding this notice if it in good faith determines that the withholding of such notice is in the interest of those holders. The above notice shall not be given until at least 60 days after the occurrence of an event of default regarding the performance or breach of any covenant or warranty other than for the payment of the principal of or premium or any interest on, or any sinking fund installment with respect to, any of the securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the securities of that series. (Section 602)

     The Indenture requires CFC to file annually with the Trustee a certificate, executed by two officers of CFC, indicating whether CFC is in default under the Indenture. (Section 1008)

MEETINGS

     The Indenture contains provisions for convening meetings of the holders of securities of a series if securities of that series are issuable as Bearer Securities. (Section 1201) A meeting may be called at any time by the Trustee, and also, upon request, by CFC or the holders of at least 10% in principal amount of the outstanding securities of such series, upon notice given in accordance with "Notices" below. (Section 1202) Persons entitled to vote a majority in principal amount of the outstanding securities of a series shall constitute a quorum at a meeting of holders of securities of the series. However, that in the absence of a quorum, a meeting, called by CFC or the Trustee shall be adjourned for a period of at least 10 days, and in the absence of a quorum at the adjourned meeting, the meeting shall be further adjourned for a period of at least 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the outstanding securities of that series shall constitute a quorum. Except for any consent which must be given by the holder of each outstanding security affected thereby, as described above under "Modification of the Indenture", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of (i) the holders of a majority in principal amount of the outstanding securities of that series and
(ii) 66 2/3% in aggregate principal amount of outstanding securities of such series represented and voting at the meeting. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of outstanding securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of (i) the holders of such specified percentage in principal amount of the outstanding securities of that series and (ii) a majority in principal amount of outstanding securities of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of holders of securities of any series duly held in accordance with the Indenture will be binding on all holders of securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indenture expressly provides may be given by the holders of a specified percentage of outstanding securities of all series affected (acting as one class), only the principal amount of outstanding securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as described above and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of outstanding securities of all series affected favoring such action. (Section 1204)

NOTICES

     Except as otherwise provided in the Indenture, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in the bearer securities and will be mailed to the persons whose names and addresses were previously filed with the Trustee, within the time prescribed for the giving of such notice. Notices to holders of registered securities will be given by mail to the address of those holders as they appear in the security register. (Section 106)

TITLE

     Title to any bearer security (including any bearer security in temporary or definitive global bearer form) and any coupons will pass by delivery. CFC, the Trustee and any agent of CFC or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any registered security as the absolute owner thereof (whether or not such security or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF SECURITIES AND COUPONS

     CFC will replace any mutilated security and any security with a mutilated coupon at the expense of the holder upon surrender of such mutilated security or security with a mutilated coupon to the Trustee. CFC will replace securities or coupons that become destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of evidence of the destruction, loss or theft thereof satisfactory to CFC and the Trustee. In the case of any coupon which becomes destroyed, stolen or lost, that coupon will be replaced upon surrender to the Trustee of the security with all related coupons not destroyed, stolen or lost by issuance of a new security in exchange for the security to which such coupon relates. In the case of a destroyed, lost or stolen security or coupon an indemnity satisfactory to the Trustee and CFC may be required at the expense of the holder of such security or coupon before a replacement security will be issued. (Section 306)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At CFC's request, the Indenture will cease to be in effect as to CFC (except for certain obligations to register the transfer or exchange of securities and hold moneys for payment in trust) with respect to the securities when:

     - all the securities have been cancelled by the Trustee, or;

     - in the case of securities and coupons not delivered to the Trustee for cancellation;

     - the securities or coupons have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and, in each case, CFC has deposited with the Trustee, in trust, money, and, in the case of securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of securities and coupons denominated in a foreign currency, foreign government securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency units or units in which the offered securities are payable all the principal of, and interest on, the offered securities on the dates such payments are due in accordance with the terms of the offered securities, or;

     - the securities or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 401)

     Unless the prospectus supplement relating to the offered securities provides otherwise, CFC at its option:

     - will be discharged from any and all obligations in respect of the offered securities (except for certain obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and coupons, maintain paying agencies and hold moneys for payment in trust) or;

     - need not comply with certain restrictive covenants of the Indenture (including those described above under "Restriction on Indebtedness"), in each case after CFC deposits with the Trustee, in trust, money, and, in the case of securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of securities and coupons denominated in a foreign currency, foreign government securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the offered securities are payable all the principal of, and interest on, the offered securities on the dates such payments are due in accordance with the terms of the offered securities.

     Among the conditions to CFC's exercising any such option, CFC is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the offered securities to recognize income, gain or loss for United States federal income tax purposes and that the holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance has not occurred. (Section 403)

     At CFC's request, the Trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited, for the purposes described in the preceding two paragraphs, with the Trustee by CFC and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the Trustee, in exchange for, simultaneously, other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC's request, U.S. government obligations, foreign government securities or money deposited with the Trustee for the purposes described in the preceding two paragraphs, if, in the opinion of a nationally-recognized firm of independent public accountants, immediately after such exchange the obligations, securities or money then held by the Trustee will be in the amount then required to be deposited with the Trustee for such purposes. (Section 403)

GOVERNING LAW

     The Indenture, the securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

THE TRUSTEE

     Harris Trust and Savings Bank, Chicago, Illinois is the Trustee under the Indenture.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to bearer securities. CFC will set forth these limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a bearer security, in any prospectus supplement providing for the issuance of bearer securities.

                             UNITED STATES TAXATION

     The following is a summary of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of registered securities. The summary reflects present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, and it does not describe all of the tax considerations that may be relevant to a prospective purchaser. The summary addresses only original purchasers of the securities that hold the securities as capital assets. It does not address U.S. federal income tax issues relevant to purchasers subject to special rules, such as banks, securities dealers, life insurance companies, controlled foreign corporations, persons holding securities in connection with a hedge or as a position in a "straddle" or persons having a functional currency other than the U.S. dollar. The summary does not consider the tax consequences of securities with terms other than those described in this prospectus. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISERS ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES UNDER THE LAWS OF THE UNITED STATES AND OTHER JURISDICTIONS WHERE PURCHASERS ARE SUBJECT TO TAXATION.

     For the purposes of this discussion, "U.S. holder" means (i) a beneficial owner of the securities that is a citizen or resident of the United States, a corporation organized in or under the laws of the United States or any political subdivision thereof, a trust subject to the control of a United States person and the primary supervision of a United States Court, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or
(ii) any other beneficial owner as to which income from the securities is effectively connected with the conduct of a trade or business within the United States. The term "Non-U.S. holder" refers to any beneficial owner of the securities other than a U.S. holder.

U.S. HOLDERS

     Payments of Interest

     Interest on a security generally will be taxable to a U.S. holder as ordinary interest income at the time of receipt or accrual in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. Special rules for the interest on securities with original issue discount are described below.

     Original Issue Discount

     The following is a summary of the U.S. federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of securities issued with original issue discount ("OID"). The following summary is based on sections 1271 through 1273 and section 1275 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and on certain final regulations of the U.S. Department of Treasury (the "OID Regulations") interpreting these provisions.

     General. A U.S. holder of a security issued at a discount with a maturity of more than one year after the date of issue must include OID in income over the term of the security. The U.S. holder generally must include in gross income for the taxable year the sum of the daily portions of OID that accrue on the security for each day during the year on which such holder held the security. Accordingly, a U.S. holder will be required to include amounts attributable to OID in income before receiving cash attributable to that income.

     A security has OID for U.S. federal income tax purposes to the extent that the security's stated redemption price at maturity exceeds its issue price. The issue price of a security is the initial offering price at which a substantial amount of the securities is sold to the public (excluding bond houses, brokers or similar persons). The stated redemption price of a security is the total of all payments due on the security other than payments of "qualified stated interest." A security is not treated as issued with OID, however, if the difference between the stated redemption price at maturity and the issue price of the security is less than 1/4 of 1 percent of the security's stated redemption price at maturity multiplied by the number of complete years to maturity ("de minimis original issue discount"). If a security bears interest for any accrual period at a rate below the rate for the remaining term of the security (e.g., a security with a "teaser rate") the security's stated redemption price at maturity, for purposes of determining whether the security has de minimis original issue discount, is treated as equal to the security's issue price plus the greater of the amount of foregone interest on such security or any "true" discount on such security (i.e., the excess of the security's stored principal amount over its issue price).

     Qualified stated interest is interest that is payable unconditionally in cash or in property (other than debt of the issuer) at least annually at either
(a) a single fixed rate that appropriately takes into account the length of the interval between payments or (b) certain variable rates.

     To determine the daily portions of original issue discount, original issue discount accruing during an accrual period is divided by the number of days in the period. Except as described below under "variable rate securities," the amount of original discount accruing during an accrual period is determined by using a constant yield to maturity method. The accrued amount for any period is the excess of (i) the product of the security's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of a security at the beginning of any accrual period generally equals the issue price of the security increased by the aggregate amount of original issue discount that accrued on that security in all prior accrual periods and reduced by the amount of payments in prior accrual periods other than payments of qualified stated interest.

     A U.S. holder of a security issued at a discount that purchases the security for more than the security's adjusted issue price but less than or equal to the security's stated redemption price at maturity may reduce the daily portions of original issue discount includible in gross income by daily portions of the acquisition premium paid for the security.

     Variable Rate Securities. Special rules apply to the U.S. holder of a security that bears interest at certain types of variable rates (a "variable rate security"). For these purposes, a variable rate security is one that bears interest at the current values of (i) one or more "qualified floating rates,"
(ii) a single fixed rate followed by one or more qualified floating rates, (iii) a single "objective rate" or (iv) a single fixed rate and an objective rate that is a qualified inverse floating rate. A qualified floating rate is any floating rate the variations in which reasonably can be expected to measure contemporaneous variations in the cost of newly-borrowed funds (e.g., LIBOR). Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate is a qualified floating rate if it is equal to either (i) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35 or (ii) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID regulations, two or more qualified floating rates with values within 25 basis points of each other (as determined on the variable rate security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum or minimum numerical limitation (i.e., a cap or floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID regulations unless such cap or floor is fixed throughout the term of the security. An objective rate is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information outside of the issuer's control. A rate will not be considered an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the security's term. A qualified inverse floating rate is a fixed rate minus a qualified floating rate whose variations can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. A fixed rate for an initial period of one year or less followed by a qualified floating rate or an objective rate together constitute a single qualified floating objective rate if the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate.

     In general, to compute the accrual of OID on a variable rate security, the OID regulations convert the variable rate security into a fixed rate debt instrument and then apply the general rules discussed above to the deemed fixed rate debt instrument. If a variable rate security provides for stated interest at either a single qualified floating rate or objective rate that is unconditionally payable at least annually, (a) all stated interest with respect to the variable rate security is treated as qualified stated interest and (b) the amount of OID, if any, is determined under the rules applicable to fixed rate debt instruments discussed above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date of the variable rate security, of the qualified floating rate or the qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable rate security.

     If the variable rate security does not provide for stated interest as described in the preceding paragraph, to determine the amounts of interest and OID accruals, an "equivalent fixed rate debt instrument" must be constructed. The equivalent fixed rate debt instrument has terms that are identical to those provided under the variable rate security, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the qualified floating rates or objective rate provided under the variable rate security. The fixed rate substitute (a) for each qualified floating rate is the value of each such rate as of the issue date of the variable rate security (with appropriate adjustment for any differences in intervals between interest adjustment dates),
(b) for a qualified inverse floating rate is the value of the qualified inverse floating rate as of the issue date of the variable rate security and (c) for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the variable rate security. The amounts of qualified stated interest and OID, if any, are determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments as described above and are taken into account as if the holder of the security held the equivalent fixed rate debt instrument. Qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest of the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period. Otherwise, this increase or decrease is an adjustment to OID for the accrual period. If the variable rate security provides for interest at a qualified floating rate or qualified inverse floating rate and also provides for stated interest at a single fixed rate (other than a single fixed rate for an initial period of one year or less that is intended to approximate the value of the qualified floating or objective rate), in constructing the equivalent fixed rate debt instrument, such a variable rate security is treated as if it provided for a qualified floating rate (or qualified inverse floating rate, as the case may be) instead of the fixed rate, which qualified floating (or inverse floating) rate is such that the variable rate security would have a fair market value as of its issue date that is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or the qualified inverse floating rate rather than the fixed rate. The foregoing rules do not apply, and a security is treated as a contingent payment security, if its issue price exceeds the total of noncontingent principal payments by more than the lesser of (i) the product of .015, the total noncontingent principal payments and the number of complete years to maturity (or a lesser amount if principal is payable in installments) and (ii) 15 percent of the total noncontingent principal payments.

     Optional Redemption. For purposes of determining the yield and maturity of a security, CFC will be presumed to exercise any right to redeem a security before its stated maturity or to extend the maturity of a security if exercise would reduce the yield on the security. Likewise, the holder will be presumed to exercise any right to require the redemption of a security or to extend the maturity of the security if exercise would increase the yield on the security. If the security is not actually redeemed on the date when the option was presumed to have been exercised, the security will be treated only for purposes of determining yield as having been reissued at a price equal to that security's adjusted issue price on that date.

     Short-Term Securities. U.S. holders that do not use the accrual method of accounting for tax purposes generally will not be required to recognize original issue discount on securities maturing within one year of original issuance until they receive payments on the securities. Taxpayers on the accrual method, regulated investment companies, common trust funds, and certain others, however, must accrue original issue discount on such short-term securities on a straight-line basis unless they elect to accrue the discount on a constant yield basis with daily compounding. The original issue discount on a short-term security is the amount by which the total principal and interest payments on the security exceed its issue price. U.S. holders may elect to include discount on such short-term securities into income based on acquisition discount rather than original issue discount. Acquisition discount is the excess of a security's stated redemption price at maturity over the U.S. holder's basis in the security.

     Gain recognized on the sale or exchange of a short-term security by a U.S. holder that has not accrued discount on the security will be ordinary income to the extent attributable to accrued interest and original issue discount. Such a holder also must defer deductions for net interest expense on any borrowing attributable to the short-term security to the extent that the expense does not exceed accrued but unrecognized interest and original issue discount (or acquisition discount) on the security. A recent proposal by the Clinton Administration, if enacted, would require banks that are holders of short-term securities to currently accrue interest on all such securities that it either acquires or originates.

     Anti-Abuse Rule

     The Internal Revenue Service can apply or depart from the rules contained in the OID regulations as necessary or appropriate to achieve a reasonable result where a principal purpose in structuring a security or applying the otherwise applicable rules is to achieve a result that is unreasonable in light of the purposes of the applicable statutes (which generally are intended to achieve the clear reflection of income for both sellers and purchasers of the securities).

     Market Discount

     A U.S. holder that purchases a security at a market discount generally will be required to treat payments other than qualified stated interest payments as ordinary income to the extent of the accrued market discount and to treat gain on the sale of the security as ordinary income to the extent of the accrued market discount not previously included in income. See "Sale or Exchange of Securities" below. Market discount is the amount by which the stated redemption price at maturity (or, in the case of a security with OID, the revised issue price) exceeds the purchaser's basis in the security immediately after acquisition. A security is not treated as purchased at a market discount, however, if the discount is less than 1/4 of 1 percent of the stated redemption price at maturity (or the revised issue price) multiplied by the number of complete years remaining to maturity ("de minimis market discount"). (The revised issue price of a security is its initial issue price increased by the amount of OID includible in the gross income of previous holders.) Market discount on a security will accrue, at the election of the holder, either ratably or at a constant yield to maturity. The U.S. holder may elect to take market discount into income as it accrues. Such election applies to all debt instruments acquired in the tax year the election is made and thereafter, and may not be revoked without the consent of the Internal Revenue Service. Under certain circumstances, the U.S. holder may be required to defer deductions for interest expense attributable to debt incurred or continued to purchase a security with market discount.

     Premium

     A U.S. holder that purchases a security for more than its stated redemption price at maturity may elect to amortize the bond premium. If a U.S. holder makes such an election, the amount of interest on the security otherwise to be included in the U.S. holder's income will be reduced each year by the amount of amortizable bond premium allocable to such year on a constant yield to maturity basis (except to the extent regulations may provide otherwise). Amortized bond premium will reduce the U.S. holder's basis in the security. If the security may be optionally redeemed after the U.S. holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some premium until later in the term of the security. An election to amortize bond premium will apply to certain other debt instruments that the U.S. holder acquired at a premium, and the election may have different tax consequences depending on when the debt instruments were issued or acquired.

     Interest Election

     A U.S. holder may elect, in the taxable year in which the U.S. holder acquires a security, to treat all interest on any security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. holder makes this election for a security with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described above, and the electing U.S. holder will be required to amortize bond premium or include market discount in income currently for all of its other debt instruments with market discount or amortizable bond premium acquired during such tax year and in any subsequent tax year. The election, once made, may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult with their own tax advisers before making this election.

     Sale or Exchange of Securities

     Except to the extent that gain or loss is attributable to accrued but unpaid interest or accrued market discount, a U.S. holder generally will recognize capital gain or loss upon a sale, exchange or complete retirement of a security equal to the difference between the amount realized and the U.S. holder's adjusted basis in the security. The gain or loss generally will be long-term if the security has been held for more than one year. The adjusted basis of a security generally will equal its initial cost increased by any original issue discount, market discount or acquisition discount with respect to the security previously included in the U.S. holder's gross income and reduced by the payments previously received on the security, other than payments of qualified stated interest, and by any amortized premium.

     The tax consequences of the partial redemption of a security will depend upon the price at which the U.S. holder purchased the security. A U.S. holder that purchased a security at a de minimis market discount
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

or purchased a security for more than its revised issue price, but less than its principal amount, will recognize capital gain equal to the difference between the principal prepayment and the U.S. holder's adjusted basis in the prepaid portion of the security. If a U.S. holder purchased a security at a market discount, (i) the principal prepayment will be included in ordinary income to the extent of the accrued market discount (and it is possible that amounts allocable to unaccrued market discount will be recognized as capital gain) and
(ii) any principal prepayment exceeding the revised issue price allocable to the prepaid portion of the security will be capital gain. If a U.S. holder purchased a security for more than its stated principal amount and has not elected to amortize bond premium, the U.S. holder will recognize a capital loss equal to any amount by which the U.S. holder's adjusted basis in the prepaid portion of the security exceeds the amount of the principal prepayment. If the U.S. holder has elected to amortize bond premium, all or part of such excess might be deductible as amortizable bond premium rather than as capital loss. Any capital gain or loss will be long-term if the security has been held for more than one year. It is possible that capital gain realized by holders of one or more classes of Securities could be considered gain realized upon the disposition of property that was part of a "conversion transaction." A "conversion transaction" is any transaction in which substantially all of the expected return is attributable to the time value of the U.S. holder's net investment, if (i) the U.S. holder entered the contract to sell the security substantially contemporaneously with acquiring the security, (ii) the security is part of a straddle, (iii) the security is marketed or sold as producing capital gains, or
(iv) the transaction is specified in certain Treasury regulations. If the sale or other disposition of the security is part of a conversion transaction, all or any portion of the gain realized upon the sale or other disposition of the securities would be treated as ordinary income instead of capital gain.

Foreign Currency Securities

     The tax treatment of securities the interest or principal on which may be determined by reference to one or more foreign currencies will depend on the application of special rules to the particular terms of the securities. The tax considerations relevant to such securities will be described in an applicable prospectus supplement, and each prospective purchaser should consult its tax adviser about such matters.

Contingent Payment Securities

     The OID regulations contain special rules for determining the timing and amount of OID to be accrued in respect of securities providing for one or more contingent payments ("Contingent Payment Securities"). For this purpose, a security is not a contingent payment security if it (i) is a variable rate security, (ii) provides for alternate payment schedules upon the occurrence of contingencies if certain other requirements are met or (iii) is a foreign currency debt instrument. Under the OID regulations, U.S. holders generally would be required to take contingent interest payments on contingent payment securities into income on a yield to maturity basis in accordance with a schedule of projected payments provided by CFC to U.S. holders and would make annual adjustments to income to account for the difference between actual payments received and projected payment amounts accrued. Additional disclosure will be provided for in a prospectus supplement in connection with any offering of contingent payment securities. Prospective purchasers should consult their own tax advisers regarding the OID regulations in connection with ownership of a security that provides for contingent payments.

NON-U.S. HOLDERS

     Interest received by a non-U.S. holder is exempt from U.S. federal income tax unless the holder actually or constructively owns at least 10% of the total combined voting power of the issuer's stock or the holder is for U.S. income tax purposes a controlled foreign corporation related to the issuer through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, "contingent interest" paid to a non-U.S. holder will be subject to a 30% tax (unless an applicable tax treaty eliminates or reduces the rate of the tax and the non-U.S. holder complies with the requirements for obtaining that reduction or elimination of the tax). For this purpose, contingent interest is an amount of interest determined by reference to (i) receipts, sales, or other cash flows of CFC or a related person, (ii) income or profits of CFC or a related person, (iii) any change in the value of any property of CFC or a related person, or (iv) any dividend, partnership distribution, or similar payment made by CFC or a related person. To qualify for that exemption, a non-U.S. holder must provide a statement signed under penalties of perjury certifying that the holder is not a U.S. person for U.S. tax purposes and providing the holder's name and address. This statement may be made on IRS form W-8BEN or a substantially similar form and the beneficial owner must inform the withholding agent of any change of the information on the statement within 30 days of the change. In addition, the Treasury Department has recently issued regulations regarding the withholding and information reporting rules. In general, the new regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. However, the regulations would require in the case of securities held by a foreign partnership that the certification requirement described above be provided by the partners rather than by the foreign partnership unless the partnership meets certain requirements and is authorized as a "withholding foreign partnership" by the IRS. A look-through rule would apply in the case of tiered partnerships. The regulations also generally require a non-U.S. holder to provide a taxpayer identification number in order to claim a reduced rate of withholding pursuant to a treaty. The regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Gain from the sale or other disposition of a security by a non-U.S. holder is not subject to U.S. federal income tax unless the non-U.S. holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

     Securities held by a non-U.S. holder will not be subject to the U.S. federal estate tax unless the holder actually or constructively owns at least 10% of the total combined voting power of the issuer's stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A 31% backup withholding of federal income tax and certain information reporting requirements may apply to certain payments made on the securities and to the proceeds from the disposition of a security if the holder is not a corporation, a financial institution or otherwise entitled to an exemption. U.S. holders that provide a correct taxpayer identification number and non-U.S. holders that provide the statement described above to establish an exemption from withholding tax generally are exempt from backup withholding. Amounts withheld under the backup withholding rules can be claimed as a refund or taken as a credit against the holder's U.S. federal income tax liability on a properly filed annual income tax return.

                              PLAN OF DISTRIBUTION

     CFC may sell the securities being offered hereby (i) directly to purchasers, (ii) through agents or (iii) through underwriters or dealers which may include Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Banc of America Securities LLC.

     CFC may sell securities directly or through agents designated by CFC from time to time. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

     If underwriters are utilized in the sale, CFC will enter into an underwriting agreement with those underwriters and the names of the underwriters and the terms of the transaction will be set forth in the supplement, which will be used by the underwriters to make resales of the securities or warrants in respect of which this prospectus is delivered to the public.

     If a dealer is utilized in the sale of any of the securities, CFC will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     The agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from CFC or any profit on the resale of offered securities or warrants by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such person who may be deemed to be an underwriter and any such compensation received from CFC will be described in the prospectus supplement.

     Under agreements entered into with CFC, agents and underwriters who participate in the distribution of offered securities may be entitled to indemnification by CFC against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make.

     If indicated in the prospectus supplement, CFC will authorize agents and underwriters to solicit offers by certain institutions to purchase offered securities from CFC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless CFC otherwise agrees the aggregate principal amount of offered securities sold pursuant to contracts will be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to CFC's approval. Contracts will not be subject to any conditions except that the purchase by an institution of the offered securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be granted to agents and underwriters soliciting purchases of offered securities pursuant to contract accepted by CFC. Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

     The place and time of delivery for the offered securities in respect of which this prospectus is delivered are set forth in the supplement.

     Each underwriter, dealer and agent participating in the distribution of any offered securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, offered securities in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the offered securities. See "Limitations on Issuance of Bearer Securities".

     The offered securities may not be offered or sold directly or indirectly in Great Britain other than to persons whose ordinary business it is to buy or sell shares or debentures (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), and this prospectus and any prospectus supplement or any other offering material relating to the offered securities may not be distributed in or from Great Britain other than to persons whose business involves the acquisition and disposal, or the holding, of securities whether as principal or as agent.

     All offered securities will be a new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by CFC for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

     In connection with the offering made hereby, the agents may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and short positions created by the agents involve the sale by the agents of a greater aggregate principal amount of securities than they are required to purchase from CFC. The agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the agents if such securities are repurchased by the agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon for CFC by Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, and for the agents or underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

                                    EXPERTS

     The audited financial statements included in CFC's Annual Report on Form 10-K for the year ended May 31, 1998 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

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

                                   [CFC LOGO]

                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION

                                 $2,143,529,000

                                     MEDIUM-TERM NOTES

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                                  June 7, 1999
                          ---------------------------

LEHMAN BROTHERS
                BANC OF AMERICA SECURITIES LLC

                               GOLDMAN, SACHS & CO.

                                           MERRILL LYNCH & CO.

                                                      J.P. MORGAN & CO.